UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

FIrST FOUNDATION Inc.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Allison Ball Lila I. Flores
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of First Foundation, Inc., a Delaware corporation (the “Company”).

Item 1: On January 13, 2023, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC (“Driver Management”), was quoted in the following article by The Dallas Morning News:

Activist investor goes after Dallas’ First Foundation following bank’s ‘bad surprise’

Friday, January 13, 2023 4:18 PM ET

By Natalie Walters

A top shareholder of Dallas-based First Foundation isn’t happy with the bank’s stock performance and executive turnover and thinks its board needs some Texas blood.

Abbott Cooper, founder of New York-based Driver Management Co., blames the unwelcomed developments on the bank’s liquidity position and its board.

“This isn’t fatal to the business but the board should have been paying more attention,” he said about the bank’s liquidity.

The solution is to change up the board, which Cooper said isn’t fulfilling its oversight duty and needs Texas-based members with connections to high-net-worth individuals. The bank moved its headquarters to Dallas from California in 2021.

Cooper’s letter to the $12.3 billion-asset bank nominated two female, “homegrown” Texans with financial services experience for the bank’s board. He declined to name his nominees, but one is formerly a Goldman Sachs vice president and finance director for Sen. Ted Cruz’s presidential campaign, according to Cooper’s nomination notice obtained by The Dallas Morning News.

He sent his notice of nomination on Dec. 30, the first day of the 30-day period when shareholders can nominate candidates for the board. Outside legal counsel for First Foundation initially sent a response that “several key players of First Foundation’s management team are focused on typical year-end tasks” in response to his request for a questionnaire, something required by the bank’s bylaws to nominate a director.

First Foundation CEO Scott Kavanaugh declined through company spokeswoman Shannon Wherry to speak with The Dallas Morning News.

First Foundation reported a string of executive departures at the end of 2022.

The bank announced on Nov. 7 that its president, David DePillo, was leaving and that CFO Kevin Thompson would be named interim president.

Two weeks later, it announced that Thompson had also stepped down and chief accounting officer Amy Djou would step in as interim CFO. Kavanaugh was named the new president of the bank, in addition to CEO.

“Enhancing Scott’s position to include the role of president is the most suitable, long-term transition for the organization,” lead independent director Max Briggs said in announcing the management shuffle. ”The board has complete confidence that he is the right choice to assume this role and execute against the commitments we have made to reduce expenses and slow loan growth while continuing to deliver excellent service to our clients.”

On Dec. 7, the bank announced that chief operating officer Lindsay Lawrence resigned and was being replaced by an internal candidate.

“In my experience, when a company has a number of executives leave in a herd like that, there’s something going wrong,” Cooper said.

The company’s stock is down about 45% over the past year, closing Friday at $15.16. In the past five years, it’s down about 22%. The FTSE 350 Banks Index is up 7.7% in that 12-month period.

“That’s pretty bad,” Cooper said. “The valuation reflects a lack of confidence from the market.”

The bank’s parent company, First Foundation Inc, released its latest financial results for the July to September period at the end of October. Net income was $29 million, compared to $37 million in profit in the same period the previous year.

Revenue came in at nearly $100 million, an 11% increase over the 2021 period.

What concerns Cooper is the bank’s loan-to-deposit ratio, which measured 108.4% versus 84.9% in the year-before period. A ratio of 100% or less means the bank has enough money in deposits to fund all of its loans without going outside the bank. When it’s over 100%, that means the bank has more loans than its deposits can cover.

“That was a bad surprise about a big thing at the wrong time,” Cooper said.

First Foundation is to release its year-end financial results on Jan. 26.

Item 2: On January 13, 2023, Driver Management published the following message on Twitter:

Item 3: On January 13, 2023, Mr. Cooper published the following message on LinkedIn:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of First Foundation Inc., a Delaware corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Allison Ball and Lila I. Flores.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 289,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 76,000 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity and investment manager to certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 76,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 213,000 shares of Common Stock held in the SMAs. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the (i) 76,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 213,000 shares of Common Stock held in the SMAs. As of the date hereof, neither of Mses. Ball or Flores own beneficially or of record any securities of the Company.